Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 22, 2025
Registration Statement Nos. 333-268757 and 333-268757-11

Joint Leads : Deutsche Bank (Str.), BNP, Citi and J.P. Morgan
Co Managers : Wells Fargo, Citizens

-- Capital Structure --
CL	SIZE($MM)	OFFRD($MM)	WAL*	M/F**	P.WIN	E MTY.	L MTY.	BNCH	LAUNCH	Yield	Coupon	$Price
A1	143.000	135.850	0.14	P-1/F1+	1-4	05/25	02/17/26	I-CRV	+ 22	4.540%	4.540%	100.00000
A2	266.800	253.460	0.59	Aaa/AAA	4-12	01/26	09/15/27	I-CRV	+ 46	4.749%	4.70%	99.99863
A3	170.570	162.041	1.25	Aaa/AAA	12-19	08/26	08/15/28	I-CRV	+ 50	4.720%	4.67%	99.99503
B	227.510	216.134	1.91	Aaa/AA	19-28	05/27	08/15/29	I-CRV	+ 68	4.969%	4.91%	99.98504
C	185.490	176.215	2.66	Aa2/A	28-37	02/28	05/15/31	I-CRV	+ 83	5.154%	5.09%	99.97657
D	199.260	189.297	3.48	Baa2/BBB	37-48	01/29	05/15/31	I-CRV	+ 120	5.560%	5.49%	99.97917
E	163.020	154.869	4.40	NR/BB-	48-56	09/29	09/15/32	I-CRV	+ 320	7.599%	7.48%	99.99518
*WAL Pricing Speed: 1.50% ABS to 5% call
**Expected Ratings

- TRANSACTION SUMMARY -
Size : $1.355+bn ($1,287.866mm Offered)
Exp Ratings : Moody's / Fitch
Exp Settle : January 29th, 2025
Exp Pricing : Priced
First Pay : February 18th, 2025
ERISA : A-D = YES; E = NO
Registration: A-D = Public; E= 144A/Reg S/IAI
Min Denoms : A-D = 1k x 1k; E = 1.989mm x 1k
BBG Ticker : EART 2025-1
B&D : Deutsche Bank

-Available Information-
* Preliminary Prospectus, Ratings FWP, Offering Memorandum and CDI File (attached)
* Intex Deal Name: dbEART2501 | Password: 2U7A
* Deal Roadshow Link: https://dealroadshow.finsight.com/e/EART20251/1 | Passcode: EART20251
* Moody's & Fitch Presales : Available

The issuer has filed a registration statement (including a prospectus) with the SEC for the new offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.